Exhibit 99.B(m)(4)(i)

AMENDED SCHEDULE A

with respect to

ING PARTNERS, INC.

CLASS T

DISTRIBUTION PLAN

Portfolios

ING Index Solution 2015 Portfolio

ING Index Solution 2025 Portfolio

ING Index Solution 2035 Portfolio

ING Index Solution 2045 Portfolio

ING Index Solution Income Portfolio

ING Solution 2015 Portfolio

ING Solution 2025 Portfolio

ING Solution 2035 Portfolio

ING Solution 2045 Portfolio

ING Solution Income Portfolio